Item 30  Exhibit (h) i. b. 3. iv.

[_____]

FOURTH AMENDMENT TO SERVICE CONTRACT

This Fourth Amendment (“Amendment”) to the Service Contract with respect to Initial, Service Class and Service Class II Shares by and between FIDELITY DISTRIBUTORS COMPANY LLC (“FDC”) and MML Investors Services, LLC (“MMLIS”) dated January 1, 2004, as amended (“Service Contract”) is effective September 28, 2021.

WHEREAS, C.M. Life Insurance Company, Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV, Variable Insurance Products Fund V, and FDC have entered into an Amended and Restated Participation Agreement dated September 28, 2021; and

WHEREAS, the parties desire to amend the Service Contract as set forth below.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties hereby agree that the Service Contract is amended to acknowledge that C.M. LIFE INSURANCE COMPANY is hereby added as an affiliate life insurance company to the Service Contract.

Except as expressly provided herein, all provisions of the Service Contract shall remain in effect.

IN WITNESS WHEREOF, the parties hereunto set their hands and seals, and hereby execute this Amendment, as of the effective date first above written.

FIDELITY DISTRIBUTORS COMPANY LLC	MML STRATEGIC DISTRIBUTORS, LLC

By:	/s/ Robert Bachman	By:	/s/ Matthew Digangi
Name:	Robert Bachman	Name:	Matthew Digangi
Title:	EVP	Title:	President

MML DISTRIBUTORS, LLC	MML INVESTORS SERVICES, LLC

By:	/s/ Paul LaPiana	By:	/s / Wendy Benson
Name:	Paul LaPiana	Name:	Wendy Benson
Title:	President	Title:	President